EXHIBIT 11


                                  PAGE 1


                COMPUTATION OF NET INCOME PER COMMON SHARE
                                (UNAUDITED)
                           DOLLARS IN THOUSANDS


                                                    Thirteen Weeks Ended
                                                   April 30,       May 1,
                                                        1994         1993
The computation of net income available and adjusted shares outstanding follows:

Net income                                           $19,369      $19,990

Less:
  Preferred stock dividends                           (1,789)      (1,789)

Net income used for primary and fully
  diluted computation                                $17,580      $18,201



Weighted average number of common shares
  outstanding                                     73,461,299   73,310,866

Add:
  Assumed exercise of those options that
  are common stock equivalents                       615,533      797,943

Adjusted shares outstanding, used for primary
  and fully diluted computation                   74,076,832   74,108,809